Exhibit 10.32

Execution Version

Granite Construction Incorporated

Second Amendment
Dated as of March 3, 2014

to

Note Purchase Agreement
Dated as of December 12, 2007

Re:    $200,000,000 6.11% Series 2007-A Senior Notes due December 12, 2019

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

This Second Amendment dated as of March 3, 2014 (the or this “Second Amendment”) to that certain Note Purchase Agreement dated as of December 12, 2007 is between Granite Construction Incorporated, a Delaware corporation (the “Company”), and each of the institutional investors listed on the signature pages hereto (collectively, the “Noteholders”).
Recitals:

A.    The Company and each of the Noteholders have heretofore entered into that certain Note Purchase Agreement dated as of December 12, 2007, as amended by that certain First Amendment to Note Purchase Agreement dated October 11, 2012 (as amended, the “Note Purchase Agreement”). The Company has heretofore issued $200,000,000 aggregate principal amount of its 6.11% Series 2007-A Senior Notes due December 12, 2019 (the “Notes”) pursuant to the Note Purchase Agreement.
B.    The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
C.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
D.    All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
SECTION 1. AMENDMENTS.

1.1    Section 8.3(h) of the Note Purchase Agreement shall be and is hereby amended and restated in its entirety to read as follows:
(h)    “Change in Control” shall mean:
(1)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity Securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such Securities that such person or group has the right to acquire pursuant to any option right); or

(2)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
1.2    Section 9 of the Note Purchase Agreement shall be and is hereby amended to add the following new Section 9.8 at the end of said Section:
Section 9.8.    Most Favored Lender Provision.
(a)    If at any time the Bank Credit Agreement contains (including by way of amendment or other modification of any provision thereof) (1) any financial covenant that relates specifically to one or more numerical measures of the financial condition, performance or results of operations of the Company or the Company and its Subsidiaries on a consolidated basis (however expressed and whether stated as a ratio, a percentage, a formula, a fixed threshold, an event of default or otherwise), (2) any covenant that limits the creation, incurrence, assumption or existence of any Liens by the Company or any Subsidiary in respect of its property, assets or revenues or (3) any covenant that limits the sale, transfer, license, lease or other disposition of any property by the Company or any Subsidiary, and, in any case, such covenant is not contained in this Agreement or would be more beneficial to the holders of the Notes than any analogous covenant contained in this Agreement or previously incorporated into this Agreement pursuant to this Section 9.8 (any such covenant, a “More Favorable Covenant”), then (i) a Senior Financial Officer shall promptly (but in any event within five Business Days from the occurrence thereof) provide written notice thereof to the holders of Notes, which notice shall refer specifically to this Section 9.8, describe in reasonable detail the More Favorable Covenant and the relevant ratios or thresholds contained therein and include a copy of the executed agreement containing the More Favorable Covenant (provided that no such notice is required to be delivered with respect to the More Favorable Covenants contained in Section 7.01 (Liens), Section 7.04 (Fundamental Changes) and Section 7.05 (Dispositions) that exist in the Bank Credit Agreement as of March 3, 2014), and (ii) whether or not the Company provides such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such More Favorable Covenant became effective under the Bank Credit Agreement.

(b)    Any More Favorable Covenant incorporated into this Agreement pursuant to this Section 9.8 (herein referred to as an “Incorporated Covenant”) shall automatically without any action required to be taken by any holder of a Note (1) be deemed amended, restated or otherwise modified in this Agreement to the same effect as the More Favorable Covenant shall be amended, restated or otherwise modified under the Bank Credit Agreement (provided that, if a Default or an Event of Default then exists and the amendment, restatement or other modification of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists) and (2) be deemed deleted from this Agreement at such time as the More Favorable Covenant shall be deleted from the Bank Credit Agreement or at such time as the Bank Credit Agreement shall be terminated and not replaced and, in the case of any such termination, no amounts of principal or interest shall be outstanding thereunder (provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists), in each case upon receipt by the holders of Notes of a written notice from a Senior Financial Officer, which notice shall refer specifically to this Section 9.8(b) and shall describe in reasonable detail the relevant amendment, restatement, modification or deletion of such More Favorable Covenant.
(c)    To the extent that the Company shall directly or indirectly pay or cause to be paid any remuneration, by way of fee, additional interest or otherwise, as consideration for or as an inducement to the entering into by any party to the Bank Credit Agreement of any amendment, restatement, modification or deletion of a More Favorable Covenant, the Company shall pay such remuneration, on the same terms, ratably to each holder of Notes then outstanding (based on the principal amount outstanding under the Bank Credit Agreement and the respective outstanding principal amounts of Notes of each such holder at such time).
(d)    In the event that the Company shall repay all or a portion of the principal amount of any loan outstanding under the Bank Credit Agreement for or as an inducement to the entering into by any party to the Bank Credit Agreement of any amendment, restatement, modification or deletion of any More Favorable Covenant (each such payment, a “Bank Inducement Payment”), then the Company shall, no later than the date of any such amendment, restatement, modification or deletion, give written notice of such event (a “MFL Prepayment Event”) to each holder of Notes. For the avoidance of doubt, any non-scheduled payment of an incremental term facility or term loan under the Bank Credit Agreement (other than a mandatory prepayment under the Bank Credit Agreement) that is paid during the 30-day period immediately preceding the date the holders of the Notes receive a notice from a Senior Financial Officer pursuant to Section 9.8(b) shall be deemed to be a Bank Inducement Prepayment. Such notice shall contain, and shall constitute, an irrevocable offer to prepay a Ratable Portion of the Notes held by such holder on the date specified in such notice (the “MFL Prepayment Date”) which date shall be a Business Day not less than 15 days and not more than 30 days after such notice. A holder of Notes may accept or reject the offer to prepay pursuant to this Section 9.8(d) by causing a notice of such acceptance or rejection to be delivered to the Company at least three days prior to the MFL Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 9.8(d) shall be deemed to constitute a rejection of such offer by such holder. Such offered prepayment in respect of the Ratable Portion of the Notes of each holder that has accepted such offer shall be due and payable on the MFL Prepayment Date. Such offered prepayment shall be made at 100% of the aggregate Ratable Portion of the Notes of each holder that has accepted such offer, together with interest on that portion of the Notes then being prepaid accrued to the MFL Prepayment Date but without any Make-Whole Amount. Each offer to prepay the Notes pursuant to this Section 9.8(d) shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (1) the MFL Prepayment Date; (2) that such offer is being made pursuant to this Section 9.8(d) and that the failure by a holder to respond to such offer by the deadline established herein shall result in such offer to such holder being deemed rejected; (3) the Ratable Portion of each such Note offered to be prepaid; (4) the interest that would be due on the Ratable Portion of each such Note offered to be prepaid, accrued to the MFL Prepayment Date; and (5) a description of the amendment, restatement, modification or deletion of the More Favorable Covenant giving rise to such offer of prepayment. For purposes of this Section 9.8(d), “Ratable Portion” shall mean for any Note an amount equal to (x) the outstanding principal amount of such Note multiplied by (y) a fraction, the numerator of which is the aggregate outstanding principal amount of the Bank Inducement Prepayments resulting in the related MFL Prepayment Event and the denominator of which is the aggregate outstanding principal amount of all Indebtedness outstanding under the Bank Credit Agreement immediately prior to such Bank Inducement Payments.

(e)    In determining whether a breach of any Incorporated Covenant shall constitute an Event of Default, the period of grace, if any, applicable to the corresponding More Favorable Covenant shall apply. Certificates delivered to the holders of Notes pursuant to Section 7.2(a) of this Agreement shall include the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance, during the fiscal period covered by the applicable financial statements described in such Section 7.2(a), with each Incorporated Covenant incorporated by reference into this Agreement pursuant to this Section 9.8 as such Incorporated Covenant may be amended, restated, modified, deleted or terminated.
(f)    For the avoidance of doubt, each of the existing provisions in this Agreement, including, without limitation, the covenants in Section 10 shall remain in this Agreement regardless of whether any Incorporated Covenant is incorporated into, or subsequently changed or removed from, this Agreement.
1.3.     Sections 10.2 of the Note Purchase Agreement shall be and are hereby amended and restated in its entirety to read as follows:
Section 10.2.    Consolidated Tangible Net Worth. The Company will not permit Consolidated Tangible Net Worth at any time on December 31, 2013, March 31, 2014 or any fiscal quarter-end thereafter to be less than the sum of $600,000,000, plus (a) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after March 31, 2014 (with no deduction for a net loss in any such fiscal quarter) plus (b) an amount equal to 50% of the aggregate increases in Consolidated Stockholders’ Equity after March 31, 2014 by reason of the issuance and sale of capital stock of the Company.
1.4.    Section 10.3(a) of the Note Purchase Agreement shall be and is hereby is amended and restated in its entirety to read as follows:
(a)    Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter to exceed:

Fiscal Quarters Ending	Ratio
December 31, 2013 and March 31, 2014	3.75 to 1.00
June 30, 2014	3.50 to 1.00
September 30, 2014	3.25 to 1.00
December 31, 2014 and each fiscal quarter thereafter	3.00 to 1.00

; provided that during any Collateral Release Period, the Company will not, at any time, permit the Consolidated Leverage Ratio to exceed 2.50 to 1.00.
1.5    Section 10 of the Note Purchase Agreement shall be and is hereby amended to add at the end thereof the following new Section 10.14:
Section 10.14    Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment (including, but not limited to, dividends, redemptions and repurchases of common stock), or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Subsidiary may make Restricted Payments to the Company and to Wholly-Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Company and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);
(b)    the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)    so long as no Default or Event of Default exists or would result by virtue thereof, the Company and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;
(d)    so long as no Default or Event of Default exists or would result by virtue thereof, the Company may purchase, redeem or otherwise acquire shares of common stock for cash in order to contribute such shares to the Company’s employee stock ownership plan, provided the aggregate amount paid by the Company in connection with such transactions does not exceed in any fiscal year an amount equal to 15% of plan compensation (as such term is interpreted for purposes of Section 401(a)(17) of the Code) paid by the Company in such fiscal year, and such shares are promptly so contributed;
(e)    so long as no Default or Event of Default exists or would result by virtue thereof, the Company may purchase, redeem or otherwise acquire shares of its capital stock, or warrants, rights or options to acquire any such shares for cash (1) if immediately before and immediately after giving pro forma effect to such purchase, redemption or acquisition, the Consolidated Leverage Ratio is greater than or equal to 2.00 to 1.00, in an aggregate amount not to exceed $64,800,000 computed on a cumulative basis during the term of this Agreement, and (2) if immediately before and immediately after giving pro forma effect to such purchase, redemption or acquisition, the Consolidated Leverage Ratio is less than 2.00 to 1.00, in an unlimited amount; provided that, in each case of clauses (1) and (2), immediately before and immediately after giving pro forma effect to any such purchase, redemption or acquisition, the unencumbered cash and cash equivalents and marketable securities (both short- and long-term) of the Company and its Subsidiaries (without giving effect to encumbrances pursuant to the Security Documents), on a consolidated basis, shall be at least $150,000,000;
(f)    the Company may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of the capital stock or other equity interests of the Company held by any future, present or former director, officer, employee, member of management or consultant of the Company or any of its Subsidiaries and their respective estates, heirs, family members, spouses, former spouses, domestic partners and former domestic partners, and any tax related thereto, in each case, to the extent required under any equity compensation plan; provided that the amount of Restricted Payments made in cash pursuant to this clause (f) plus Restricted Payments made in cash pursuant to clauses (g) and (h) of this Section 10.14 shall not exceed $10,000,000 in the aggregate in any fiscal year;
(g)    repurchases of the capital stock or other equity interests deemed to occur upon exercise of stock options or warrants if such capital stock or other equity interests represent a portion of the exercise price of such options or warrants are permitted; provided that the amount of Restricted Payments made in cash pursuant to this clause (g) plus Restricted Payments made in cash pursuant to clauses (f) and (h) of this Section 10.14 shall not exceed $10,000,000 in the aggregate in any fiscal year;
(h)    the Company may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the capital stock or other equity interests of the Company; provided that the amount of Restricted Payments made in cash pursuant to this clause (h) plus Restricted Payments made in cash pursuant to clauses (f) and (g) of this Section 10.14 shall not exceed $10,000,000 in the aggregate in any fiscal year; and
(i)    so long as no Default or Event of Default exists or would result by virtue thereof, the Company may declare and make dividend payments in cash; provided that, immediately before and immediately after giving pro forma effect to any such dividend payments in cash, the unencumbered cash and cash equivalents and marketable securities (both short- and long-term) of the Company and its Subsidiaries (without giving effect to encumbrances pursuant to the Security Documents), on a consolidated basis, shall be at least $150,000,000.
1.6    Paragraphs (c), (f) and (k), of Section 11 of the Note Purchase Agreement shall be and are hereby amended and restated in their entirety to read as follows:

(c) the Company defaults in the performance of or compliance with any term contained in Sections 9.8, 10.2, 10.3(a) (for the avoidance of doubt, the failure to comply with the proviso in first paragraph thereof shall not result in an Event of Default under Section 10.3(a) but instead shall be governed by Section 9.7), 10.3(b), 10.3(c), 10.4, or Sections 10.6 through 10.10, inclusive, Section 10.12 or Section 10.14 or any Incorporated Covenant or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or
(f)    (1) the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Project Debt) that is outstanding in an aggregate principal amount of at least $10,000,000, beyond any period of grace provided with respect thereto, or (2) the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) is in default in the performance of or compliance with any term of any evidence of any Debt (other than Project Debt) in an aggregate outstanding principal amount of at least $10,000,000, or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be) due and payable before its stated maturity or before its regularly scheduled dates of payment (excluding prepayments required upon the refinancing of such Debt or the Transfer of an asset other than as a result of the existence of a default) or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) has become obligated to purchase or repay Debt (other than (i) Project Debt and (ii) prepayments required upon the refinancing of such Debt or the Transfer of an asset other than as a result of the existence of a default) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary (other than a Project Debt Entity that is not a Material Subsidiary) to purchase or repay such Debt or (4) the occurrence of any “Event of Default” (or analogous definition) under and as defined in the Bank Credit Agreement; or
(k)    (1) default shall occur under the Guaranty Agreement or any Security Document and such default shall continue beyond the period of grace, if any, allowed with respect thereto, (2) the Guaranty Agreement or, other than during any Collateral Release Period, any Security Document shall cease to be in full force and effect with respect to the Company or any Guarantor party thereto for any reason whatsoever, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable or the Company or any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guaranty Agreement or any Security Document to which it is a party, (3) other than during any Collateral Release Period, any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, subject to the Liens permitted by Section 10.5 or (4) notwithstanding Section 9.7(a), any Subsidiary that is not a Guarantor provides a guaranty in respect of any obligations under the Bank Credit Agreement and fails to concurrently be or become a party to the Guaranty Agreement.
1.7    Schedule B to the Note Purchase Agreement shall be and is hereby amended by adding, or amending and restating, the following definitions, and inserting them in the proper alphabetical order:
“Bank Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of October 11, 2012 among the Company, Granite Construction Company and GILC Incorporated, as borrowers, Bank of America, as administrative agent, collateral agent thereunder, swing line lender and L/C issuer, BBVA Compass and Bank of the West, as co-syndication agents, and the other lenders party thereto, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of May 8, 2013 and Amendment No. 2 and Waiver to Amended and Restated Credit Agreement dated as of March 3, 2014 and as the same may be further amended, supplemented, restated, refinanced or otherwise modified from time to time, and any credit agreement or other like agreement entered into by the Company which is substantially similar to or replaces the Bank Credit Agreement.
“Bank Inducement Prepayment” is defined in Section 9.8(d).
“Incorporated Covenant” is defined in Section 9.8(b).
“MFL Prepayment Date” is defined in Section 9.8(d).
“MFL Prepayment Event” is defined in Section 9.8(d).
“More Favorable Covenant” is defined in Section 9.8(a).

“Ratable Portion” is defined in Section 9.8(d).
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

2.1    To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:
(a)this Second Amendment has been duly authorized by all necessary corporate or other action on the part of the Company, executed and delivered by the Company and this Second Amendment, the Note Purchase Agreement, as amended by this Second Amendment, the Guaranty Agreement, each Security Document and the Intercreditor Agreement constitute the legal, valid and binding obligations, contracts and agreements of the Company and/or the Guarantors party thereto, enforceable against such Persons in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)the execution and delivery of this Second Amendment by the Company and the performance thereof and of the Note Purchase Agreement, as amended by this Second Amendment, will not (1) violate (i) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws or other charter documents, (ii) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (iii) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (2) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (1)(iii) of this Section 2.1(b);

(c)no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery of this Second Amendment or the performance thereof or of the Note Purchase Agreement, as amended by this Second Amendment, by the Company except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

(d)all the representations and warranties contained in Section 2.1 of the First Amendment dated as of October 11, 2012 to the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date); and

(e)as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3.    CONDITIONS TO EFFECTIVENESS OF THIS SECOND AMENDMENT.

3.1.    Upon satisfaction of each and every one of the following conditions, this Second Amendment shall become effective as of the date first written above:
(a)    executed counterparts of this Second Amendment, duly executed by the Company and the Required Holders, shall have been delivered to each Noteholder or its special counsel; provided that the amendment to Section 8.3(h) contained in Section 1.1 of this Second Amendment shall not be effective unless executed counterparts of this Second Amendment shall have been duly executed by each of the Noteholders;
(b)    the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(c)    the Company shall have delivered to each Noteholder or its special counsel evidence that the parties to the Bank Credit Agreement shall have duly executed and delivered an amendment which amendment shall be consistent with the amendments set forth in Sections 1.3 and 1.4 of this Second Amendment and otherwise be in form and substance reasonably satisfactory to the Required Holders and which shall not contain any provisions or amendments which relate to any other material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Company or any of its Subsidiaries to any more onerous or more restrictive provisions;
(d)    each Noteholder shall have received, by payment in immediately available funds to the account of such holder set forth in Schedule A to the Note Purchase Agreement or to such other account as such Noteholder shall have heretofore provided to the Company, the amount set forth opposite such holder’s name in Schedule 1 attached hereto; and
(e)    the Company shall have paid the fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment to the extent invoiced by noon (New York time) on the date hereof.

SECTION 4.     REAFFIRMATION OF GUARANTY AGREEMENT.

4.1    By their execution and delivery hereof, the undersigned Guarantors hereby acknowledge and agree to this Second Amendment and reaffirm the Guaranty Agreement dated as of December 12, 2007 given in favor of each Noteholder and their respective successors and assigns.

SECTION 5.     MISCELLANEOUS.

5.1    This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

5.2    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

5.3    The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

5.4    This Second Amendment shall he governed by and construed in accordance with the laws of the State of New York.

5.5    The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

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GRANITE CONSTRUCTION INCORPORATED

By	/s/Laurel J. Krzeminski
Laurel J. Krzeminski
Its VP and CFO

By	/s/Jigisha Desai
Jigisha Desai
Its VP Treasurer

GRANITE CONSTRUCTION COMPANY

By	/s/Laurel J. Krzeminski
Laurel J. Krzeminski
Its VP and CFO

By	/s/Jigisha Desai
Jigisha Desai
Its VP Treasurer

GILC INCORPORATED

By	/s/Laurel J. Krzeminski
Laurel J. Krzeminski
Its President and CEO

By	/s/Jigisha Desai
Jigisha Desai
Its VP and CFO

GRANITE CONSTRUCTION NORTHEAST, INC.

By	/s/Laurel J. Krzeminski
Laurel J. Krzeminski
Its VP and CFO

By	/s/Jigisha Desai
Jigisha Desai
Its VP Treasurer

INTERMOUNTAIN SLURRY SEAL, INC.

By	/s/Kathleen Schreckengost
Kathleen Schreckengost
Its VP Treasurer

By	/s/Darren Beevor
Darren Beevor
Its VP Controller
KENNY CONSTRUCTION COMPANY

By	/s/Ashley M. Stinson
Ashley M. Stinson
Its VP

By	/s/Ryan W. Brady
Ryan W. Brady
Its VP

Accepted and Agreed to:

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

By: /s/Mitchell W. Reed
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:    Prudential Investment Management, Inc.,
as investment manager

By:/s/Mitchell W. Reed
Vice President

UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By:    Prudential Investment Management, Inc.,
as investment manager

By:/s/Mitchell W. Reed
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:    Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as its General Partner)

By:/s/Mitchell W. Reed
Vice President

THE VARIABLE LIFE INSURANCE COMPANY

By:    AIG Asset Management (U.S.), LLC
Investment Advisor

By:/s/ David Patch__________________
Name: David Patch
Title: Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY
ING USA ANNUITY AND LIFE INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY
RELIASTART LIFE INSURANCE COMPANY OF NEW YORK
SECURITY LIFE OF DENVER INSURANCE COMPANY

By:    ING Investment Management LLC,
as Agent

By:/s/Chris Lyons_________________
Chris Lyons
Senior Vice President

THE GUARDIAN LIFE INSURANCE COMPANY

By:/s/Gwendolyn S. Foster ________________
Name: Gwendolyn S. Foster
Title: Senior Director

PRINCIPAL LIFE INSURANCE COMPANY

By:    Principal Global Investors, LLC,
a Delaware limited liability company,
its authorized signatory

By:s/Alan P Kress ________________
Its:    Counsel

By:s/Joleen J. Watts ________________
Its:    Counsel

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:s/Curtis R. Caldwell ________________
Name: Curtis R. Caldwell
Title: Senior Vice President

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:s/Brian F. Landry______________
Name: Brian F. Landry
Title: Assistant Treasurer

THE STATE LIFE INSURANCE COMPANY

By:    American United Life Insurance Company,
its agent

By:/s/ Michael I. Bullock
Its:VP Private Placements

FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN

By:    American United Life Insurance Company,
its agent

By:/s/ Michael I. Bullock
Its:VP Private Placements

ASSURITY LIFE INSURANCE COMPANY

By:/s/ Michael I. Bullock
Its:VP Private Placements

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:/s/ David Voge
Senior Fixed Income Analyst

ASSURITY LIFE INSURANCE COMPANY

By:/s/ Victor Weber
Senior Director - Investments

THE LAYFAYETTE LIFE INSURANCE COMPANY

By:/s/ James J. Vance
Vice President

By:/s/ Kevin L. Howard
Vice President

Schedule 1

Fee Schedule

The Prudential Insurance Company of America	$19,965.00
The Prudential Insurance Company of America	$15,770.00
Prudential Retirement Insurance and Annuity Company	$13,000.00
Universal Prudential Arizona Reinsurance Company	$5,065.00
Zurich American Insurance Company	$6,200.00
The Variable Annuity Life Insurance Company	$40,000.00
ING USA Annuity and Life Insurance Company	$12,000.00
ING USA Annuity and Life Insurance Company	$6,000.00
ReliaStar Life Insurance Company	$1,200.00
ReliaStar Life Insurance Company	$1,000.00
Security Life of Denver Insurance Company	$2,700.00
ING Life Insurance and Annuity Company	$3,000.00
Reliastar Life Insurance Company of New York	$1,100.00
The Guardian Life Insurance Company of America	$20,000.00
Principal Life Insurance Company	$17,000.00
United of Omaha Life Insurance Company	$10,000.00
Allianz Life Insurance Company of North America	$10,000.00
The State Life Insurance Company	$2,000.00
Farm Bureau Life Insurance Company of Michigan	$3,300.00
Lafayette Life Insurance Company	$1,700.00
America United Life Insurance Company	$3,000.00
American Family Life Insurance Company	$4,000.00
Assurity Life Insurance Company	$2,000.00

Total	$200,000.00